Exhibit 99.2

Under Armour: Third Quarter 2011 Earnings Call, October 25, 2011 (Brad Dickerson)

Thanks, Kevin. I would now like to spend some time discussing our third quarter and year-to-date financial results, followed by our updated 2011 guidance. I will conclude with our early read on 2012.

Our net revenues for the third quarter of 2011 increased 42% to $466 million. Year-to-date net revenues are up 40% to $1.07 billion.

Apparel grew 31% to $363 million during the quarter and is up 33% year-to-date. We continue to experience strength across each of our Men’s, Women’s, and Youth categories. Our Men’s business was driven in part by growth in the Training category, including Armour Fleece and Storm Fleece, while both Graphics and Hunting easily outpaced overall growth during the quarter. In Women’s, Armour Fleece continues to be a standout and we also saw strong growth in Running, led by our Escape program of both tops and bottoms.

Our Direct-to-Consumer net revenues increased 73% for the quarter, representing approximately 22% of net revenues compared to 18% in the prior year period. The growth rates for both the Retail and Ecommerce businesses were strong during the quarter. On the Retail side, we opened four new Factory House stores during the third quarter, increasing our Factory House store base to 76, up over 50% from 50 locations at the end of last year’s third quarter. We plan to open 4 additional Factory House stores in the fourth quarter, bringing our total Factory House door count by year end to 80. Our Ecommerce growth remains robust as we continue to drive both higher traffic and conversion rates year-over-year. In addition, we expect our new Web platform to go live over the next few weeks with enhanced features and functionality added during 2012.

Footwear net revenues during the third quarter increased 97% to $52 million from $26 million last year, representing 11% of net revenues. We had solid results with our back-to-school running product led by the Split and strong consumer response to our new line of outdoor boots. From a timing standpoint, we shipped the bulk of our basketball footwear during the third quarter this year, compared to our initial product last year which launched in the fourth quarter. In addition, we continued to introduce footwear to our Japanese consumer through our licensee Dome, by shipping nearly $5 million of product to Dome during the quarter.

Accessories net revenues during the third quarter increased 211% to $40 million from $13 million last year, reflecting the addition of our hats and bags business which we brought in-house in January and has received strong consumer acceptance. We are on track for our hats and bags business to contribute $65 to $70 million to net revenue for the full year 2011.

International net revenues increased 53% to $33 million in the third quarter and represented approximately 7% of total net revenues. The footwear sales to Dome that I previously mentioned also played a significant part in the growth rate of our international business during the quarter.

Licensing net revenues declined 18% to $10 million in the third quarter, driven as expected by the transition of our hats and bags business in-house.

Third quarter gross margins contracted 250 basis points to 48.4% compared with 50.9% in the prior year’s quarter. Results were largely in line with our prior guidance and primarily reflect three factors:

•	First, in North American apparel, less favorable product mix and higher input costs negatively impacted margins by 140 basis points.

•	Second, a lower mix of licensing net revenues negatively impacted margins by approximately 70 basis points.

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And finally, an unfavorable year-over-year impact of inventory reserves, net of benefits in discounts and sales allowances, negatively impacted margins by 40 basis points. It is important to note that the prior year period’s margins benefited from a reversal of inventory reserves.

Selling, general and administrative expenses as a percentage of net revenues leveraged 130 basis points to 32.3% in the third quarter of 2011 from 33.6% in the prior year’s period. Details around our four SG&A buckets are as follows:

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First, Marketing costs declined to 10.4% of net revenues for the quarter from 10.9% in the prior year period. Once again, our strong top line allowed us to leverage marketing costs, which increased 35% during the period.

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Second, Selling costs increased to 7.9% of net revenues for the quarter from 7.1% in the prior year period, primarily driven by the continued expansion of our Factory House stores and investments in our Ecommerce business.

•	Third, Product Innovation and Supply Chain costs held steady year-over-year at 7.7% of net revenues, as we continue to invest in these areas to support our long-term growth.

•	Finally, Corporate Services decreased to 6.3% of net revenues compared to 7.9% in the prior year period as we leveraged corporate personnel, facility expenses, and IT.

Operating income during the third quarter grew 32% to $75 million compared with $57 million in the prior year. Operating margin contracted 120 basis points to 16.1% from 17.3% in the prior-year quarter.

Below the operating line, other expenses increased to $2.7 million from $0.7 million in the prior year’s period. Two factors drove this increase. First, given the sharp declines in the Canadian dollar and Euro late in the quarter, we had a little over $1 million of net FX exposure during the period. Second, we experienced a $1 million increase in interest expense related to the debt assumed for our acquisition of our corporate headquarters.

Our third quarter tax rate of 36.3% was favorable to the 37.7% rate in the prior year period and our 40% guidance. The lower tax rate during the quarter was a function of favorable developments in our ongoing tax planning strategies, including a benefit of $1.8 million during the quarter. As a reminder, during the third quarter of last year, we benefitted from the receipt of state and federal tax credits.

Our resulting net income in the third quarter increased 32% to $46 million compared with $35 million in the prior year period. Third quarter diluted earnings per share increased 29% to $0.88 compared with $0.68 in the prior year. Results include the aforementioned tax planning strategies, which benefitted EPS by approximately $0.04.

Switching over to the balance sheet. Total cash and cash equivalents at quarter-end declined to $68 million compared with $134 million at September 30, 2010. From a funding perspective, we borrowed $30 million from our $300 million revolving credit facility. Given the level of cash flow we typically generate in the fourth quarter, we expect to fully pay down these borrowings during the current quarter. Long term debt also increased to $80 million from $19 million in the prior year’s period, reflecting the acquisition of our corporate headquarters. As we outlined last quarter, this debt consists of a $25 million term loan and a $38 million assumption of debt attached to the property.

Inventory at quarter-end increased 63% year-over-year to $319 million compared to $196 million at September 30, 2010. Although still exceeding our net revenue growth rate of 42%, our inventory growth rate has moved more in line compared to the second quarter inventory and net revenue growth rates of 74% and 42%, respectively. Two factors to consider in the third quarter inventory growth are:

•	the transition of our hats and bags business in-house, and

•	higher input costs.

Excluding these two factors, inventory would have increased approximately 52%.

Our investment in capital expenditures was approximately $13 million for the third quarter and approximately $45 million year-to-date, excluding expenditures related to our acquisition of our corporate headquarters. We are now planning capital expenditures for 2011 in the range of $50 to $53 million, compared to our prior indication of the high end of the $45 to $50 million range. In addition to our normal operating capital expenditures plans, we have approximately $63 million in total investments for 2011 related to the purchase of our corporate headquarters and other investments and improvements in the campus.

Now moving onto our updated outlook for 2011. Previously, we anticipated 2011 net revenues of $1.42 billion to $1.44 billion, an increase of 33% to 35% over 2010, and 2011 operating income of $155 million to $160 million, an increase of 38% to 42% over 2010. Based on third quarter results and our visibility for the remainder of the year, we are raising this full year 2011 outlook. We now anticipate 2011 net revenues in the range of $1.46 billion to $1.47 billion, an increase of 37% to 38% over 2010, and 2011 operating income in the range of $159 million to $162 million, an increase of 42% to 44% over 2010. Our current guidance implies full year operating margins of between 10.9% to 11.0%, leveraging 30 to 40 basis points from the 10.6% level achieved in 2010.

Similar to my comments on the quarter, other expense should remain higher year-over-year, as we incur additional interest expense tied to our headquarters acquisition. With the benefits of our ongoing tax planning strategies during the third quarter, we now expect to see an effective tax rate of approximately 38.4% for the full year. As a reminder our full year effective tax rate in 2010 was 37.1%, due in part to the one-time tax credits received in both the third and fourth quarters. Finally, we anticipate fully diluted weighted average shares outstanding in the range of 52.5 to 52.7 million.

Now we would like to provide some additional color around our outlook for the remainder of 2011.

First, regarding gross margins. Consistent with our previous guidance, we continue to anticipate a 160 to 180 basis point decline in gross margins for the full year. The primary contributors to this decline are unchanged and are primarily due to lower apparel margins driven by higher input costs and the transition of our hats and bags in-house.

Second, a little additional color on SG&A. We previously indicated Marketing spend would equate to 11.3% to 11.5% of net revenues. While we expect a generally consistent level of dollars spent as implied in prior guidance, our higher top line guidance should allow us to leverage this line to a greater extent. We now expect Marketing spending as a percentage of net revenues of between 11.2% and 11.3%. This additional leverage in Marketing will be offset by higher costs in our Direct-to-Consumer business as we continue to invest to drive current and future growth.

And finally regarding inventory. We closed the gap between inventory growth and revenue growth during the quarter and continue to anticipate inventory growth moving more in line with revenue growth during the fourth quarter. As we highlighted on our last call, we believe we are continuing to make the right investments across Supply Chain and Planning to help stabilize, and then improve, our inventory turns and fill-rates in 2012 and beyond.

Before we turn it over for Q&A, we would also like to provide you with our preliminary view for 2012. Based on our current visibility, we anticipate both 2012 net revenues and operating income growth to be at the higher end of our longer-term growth targets of 20%-25%.

While we will provide additional details on our 2012 guidance in future calls, there a couple of preliminary factors to consider when comparing 2012 growth compared to our updated 2011 guidance. First, we will anniversary the hats and bags transition in 2012 which is providing over a 6% lift to this year’s net revenue growth. Second, we are planning for Factory House door growth of approximately 20% to 25% in 2012 compared to nearly 50% in 2011. An additional consideration for 2012 is our tax rate. As a function of our ongoing tax planning strategies, we expect our effective tax rate starting in 2012 will be at or below the 38.4% level forecast for 2011.

Forward Looking Statements

Some of the statements contained in this script constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,” “potential” or the negative of these terms or other comparable terminology. The forward-looking statements contained in this script reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect consumer spending and the financial health of our retail customers; our ability to effectively manage our growth and a more complex business; our ability to effectively develop and launch new, innovative and updated products; our ability to accurately forecast consumer demand for our products and manage our inventory in response to changing demands; increased competition causing us to reduce the prices of our products or to increase significantly our marketing efforts in order to avoid losing market share; fluctuations in the costs of our products; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner; changes in consumer preferences or the reduction in demand for performance apparel, footwear and other products; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to effectively market and maintain a positive brand image; the availability, integration and effective operation of management information systems and other technology; and our ability to attract and maintain the services of our senior management and key employees. The forward-looking statements contained in this script reflect our views and assumptions only as of the date of this script. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.